Exhibit 10.4

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

(32 Properties)

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into this 21st day of May, 2010, by and between Seller and Purchaser.

R E C I T A L S:

A.            Seller and Purchaser have heretofore entered into that certain Purchase and Sale Agreement, dated as of May 3, 2010, relating to the sale and purchase of the thirty-two (32) properties described therein, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of May 11, 2010 (as amended, the “Agreement”). All defined terms in the Agreement are used herein with the same meanings those terms have in the Agreement.

B.            Seller and Purchaser desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

A G R E E M E N T

1.             Recitals.  The recitals set forth above are hereby incorporated herein.

2.             Closing Date.  Section 1.1.11 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.1.11      “Closing Date”:  June 24, 2010, or such earlier date as may be agreed to in writing by Purchaser and Seller.”

3.             Harborside Purchase and Sale Agreement.  Section 1.1.15 of the Agreement is hereby amended and restated in its entirety as follows:

“1.1.15        “Harborside Purchase and Sale Agreement”: That certain Member Interest Purchase and Sale Agreement between Purchaser and Harborside Seller, dated as of May 3, 2010, as amended by that certain First Amendment to Member Interest Purchase and Sale Agreement, dated as of May 11, 2010, as further amended by that certain Second Amendment to Member Interest Purchase and Sale Agreement, dated as of May 21, 2010.”

4.             Properties.  The IBM Property shall no longer be part of the transaction contemplated by the Agreement.  The Agreement, including all Schedules thereto, is hereby amended by deleting all references to IBM and the IBM Property.

5.             Purchase Price.  The Purchase Price, as defined in Section 1.1.3 of the Agreement, is hereby amended to $ 1,137,500,000.00.  Schedule 1.1.3 to the Agreement is hereby amended and restated in its entirety as set forth on Schedule 1.1.3 attached hereto.  Before the date that is ten (10) calendar days prior to the Closing Date, Purchaser shall have the right to reallocate the Purchase Price among the Properties, in which event Purchaser and Seller shall enter into a further amendment to the Agreement solely to reflect the further revised Schedule 1.1.3; provided, however, in no event shall any such reallocation of the Purchase Price reduce the Allocated Purchase Price of the Properties leased by Google, Inc. (collectively, the “Google Property”) below $90,000,000.00.  The Google Property and, if the DirecTV, Inc. ROFO Offer (as hereinafter defined) is sent, the Property leased by DirecTV, Inc. (the “DirecTV Property), are each referred to herein individually as, a “ROFO Property”. Purchaser acknowledges that Seller has sent Google, Inc. an offer to purchase the Google Property pursuant to the right of first offer to purchase provisions (the “Google ROFO Provisions”) set forth in the lease with Google, Inc. and that Seller may send DirecTV, Inc. an offer to purchase the DirecTV Property (the “DirecTV, Inc. ROFO Offer”) pursuant to the right of first offer to purchase provisions (the “DirecTV ROFO Provisions”; the Google ROFO Provisions and, if the DirecTV, Inc. ROFO Offer is sent, the DirecTV ROFO Provisions, are each referred to herein individually as the “ROFO Provisions”) set forth in the lease with DirecTV, Inc.  Google, Inc. and, if the DirecTV, Inc. ROFO Offer is sent, DirecTV, Inc. are each referred to herein individually as a “ROFO Offer Tenant”.  Notwithstanding anything in the Agreement to the contrary, if (i) a ROFO Offer Tenant elects to purchase a ROFO Property pursuant to the applicable ROFO Provisions and (ii) prior to the Closing Date, Seller and such ROFO Offer Tenant have entered into a definitive contract for the purchase and sale of the ROFO Property (the “ROFO Purchase Agreement”), then Purchaser shall proceed with the acquisition of the ROFO Property pursuant to the terms of the Agreement and, at Closing, Seller shall assign to Purchaser all of Seller’s right, title and interest in and to the ROFO Purchase Agreement and the ROFO Property will be conveyed to Purchaser subject to the ROFO Purchase Agreement; provided, however, (A) Purchaser and Seller shall cooperate in good faith in drafting the initial draft of the ROFO Purchase Agreement that is sent to such ROFO Offer Tenant and (B) Seller shall not enter into the proposed final ROFO Purchase Agreement without Purchaser’s prior written approval, which Purchaser, provided it has complied with the negotiation standard contained in the applicable ROFO Provisions, may withhold in its reasonable discretion.  Purchaser shall provide Seller with its written approval or disapproval of the ROFO Purchase Agreement within three (3) business days of Seller’s written request therefor, which written request shall include a copy of the final ROFO Purchase Agreement. If Purchaser fails to provide Seller with Purchaser’s approval or disapproval of the ROFO Purchase Agreement within such time period, Purchaser shall be deemed to have approved the ROFO Purchase Agreement.  Notwithstanding the foregoing, or anything contained in the Agreement to the contrary, if (x) a ROFO Offer Tenant elects to purchase a ROFO Property pursuant to the ROFO Provisions and (y) prior to the Closing Date, Seller and such ROFO Offer Tenant have failed to enter into a definitive contract for the purchase and sale of the ROFO Property notwithstanding their good faith efforts to do so, then Purchaser shall proceed with the acquisition of the ROFO Property pursuant to the terms of the Agreement and shall take the ROFO Property subject to the ROFO Offer Tenant’s rights under the applicable ROFO Provisions.  Notwithstanding anything contained in the agreement to the contrary, Purchaser and Seller hereby agree that (a) ROFO Offer Tenants shall no longer constitute “ROFO Tenants” under the Agreement, (b) Seller shall no obligation to obtain and deliver ROFO Acknowledgments from a ROFO Offer Tenant and (c) the delivery of ROFO Acknowledgements from a ROFO Offer Tenant shall not be conditions to Purchaser’s obligation to close the transactions contemplated by the Agreement.

6.             Inspection Period.  The parties agree that this Amendment constitutes the Due Diligence Waiver Notice contemplated by Section 4.3.1 of the Agreement.

7.             Financing Commitments.  Section 4.3.2 of the Agreement is hereby amended and restated in its entirety as follows:

“4.3.2          Purchaser has delivered to Seller copies of (a) a term sheet (the “Fixed Rate Loan Term Sheet”) between Wells Fargo Bank, National Association and Bank of America N.A. (collectively, the “Fixed Rate Lender”) and Purchaser, pursuant to which the Fixed Rate Lender will lend Purchaser $292,000,000, secured by fifteen Properties (the “Fixed Rate Loan”), (b) a term sheet (the “Floating Rate Loan Term Sheet”) between Wells Fargo Bank, National Association (the “Floating Rate Lender”) and Purchaser, pursuant to which the Floating Rate Lender will lend Purchaser $336,030,000, secured by sixteen Properties (the “Floating Rate Loan”), and (c) a letter (the “Harborside Term Sheet”) from New York Life Investment Management LLC (the “Harborside Lender”) to Purchaser’s consultant, pursuant to which the Harborside Lender would lend to the owner of Harborside $125,000,000, secured by Harborside (the “Harborside Loan”).  Purchaser and Seller shall proceed to Closing pursuant to the terms and provisions of this Agreement, and iStar shall, subject to the terms and provisions of this Section 4.3.2, provide the Mezzanine Loan simultaneously with the closing of the Floating Rate Loan and the Fixed Rate Loan; provided, however, that the closing of the Floating Rate Loan, the Fixed Rate Loan and the Harborside Loan on the Closing Date shall be conditions to Purchaser’s obligations to close hereunder and under the Harborside Purchase and Sale Agreement (unless the Floating Rate Loan, the Fixed Rate Loan and/or the Harborside Loan fail to close as a result of (A) Purchaser’s uncured default under the Floating Rate Term Sheet, the Fixed Rate Term Sheet and/or the Harborside Term Sheet, (B) the failure of one or more conditions to close which are within Purchaser’s reasonable control to satisfy, or (C) Purchaser’s failure to accept documentation for the Fixed Rate Loan or the Floating Rate Loan that is commercially reasonable for such transactions).  As used in this Section 4.3.2, “Mezzanine Loan” shall mean, collectively, a loan from iStar in the amount of $56,870,000 to the owners of the equity interests in the affiliates of Purchaser acquiring fee simple title to the Properties encumbered by the Fixed Rate Loan (the “Fixed Rate Properties Mezzanine Loan”) and a loan from iStar in the amount of $48,725,000 to the owners of the equity interests in the affiliates of Purchaser acquiring fee simple title to the Properties encumbered by the Floating Rate Loan (the “Floating Rate Properties Mezzanine Loan”).  iStar shall provide the Floating Rate Properties Mezzanine Loan so long as (a) the terms of the Floating Rate Loan comply with the interest rate, amortization, prepayment and principal amount (which principal amount may be reduced to the extent this Agreement is terminated with respect to any Properties pursuant to its terms) terms of the Floating Rate Term Sheet and otherwise generally comply with the terms of the Floating Rate Term Sheet, and (b)

the Floating Rate Lender enters into an intercreditor agreement with iStar on commercially reasonable terms and provisions, and evidenced by commercially reasonable documents, which terms and provisions shall include, without limitation, the right but not the obligation of iStar to cure defaults under the Floating Rate Loan and following an event of default under the Floating Rate Properties Mezzanine Loan to foreclose on the collateral securing the Floating Rate Properties Mezzanine Loan.  iStar shall provide the Fixed Rate Properties Mezzanine Loan so long as (a) the terms of the Fixed Rate Loan comply with the interest rate, amortization, prepayment and principal amount (which principal amount may be reduced to the extent this Agreement is terminated with respect to any Properties pursuant to its terms) terms of the Fixed Rate Term Sheet and otherwise generally comply with the terms of the Fixed Rate Term Sheet, and (b) the Fixed Rate Lender enters into an intercreditor agreement with iStar on commercially reasonable terms and provisions, and evidenced by commercially reasonable documents, which terms and provisions shall include, without limitation, the right but not the obligation of iStar to cure defaults under the Fixed Rate Loan and following an event of default under the Fixed Rate Properties Mezzanine Loan to foreclose on the collateral securing the Fixed Rate Properties Mezzanine Loan.”

8.             Title Requirements. The Title Company has provided a letter to Purchaser dated May 21, 2010, pursuant to which the Title Company has agreed to issue the Title Policies in the form of the “Pro Forma Policies” (as defined therein), a copy of which is attached hereto as Exhibit J (the “FATCO Letter”).  Notwithstanding anything to the contrary set forth in Section 5.3 of the Agreement, Seller hereby agrees to satisfy all of the “Seller Delivery Requirements” set forth in Section 1 of Exhibit B to the FATCO Letter and its portion of the “Joint Delivery Requirements” set forth in Section 3 of Exhibit B to the FATCO Letter on or before the Closing Date. The definition of “Permitted Exceptions” in the last sentence of Section 5.3 of the Agreement is hereby amended and restated as follows:

“The term “Permitted Exceptions” shall mean the exceptions to title set forth in the Pro Formas Policies as updated by the Title Company as a result of (i) any actions taken by Seller which are expressly permitted by the terms of this Agreement or (ii) any acts or failure to act taken by Purchaser.”

9.             Casualty.  Section 6.2 of the Agreement is hereby modified as follows:

(a)           clause (B) of the fourth sentence of Section 6.2 of the Agreement is hereby deleted in its entirety; and

(b)           the last sentence of Section 6.2 of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything contained herein to the contrary, if a Casualty shall occur to any Property and, as a result of such Casualty, the lender providing the Fixed Rate Loan or the Floating Rate Loan will not close the

Fixed Rate Loan or the Floating Rate Loan, as applicable, with respect to such Property, then, subject to the limitations of Sections 7.2.1(4) and 7.2.2(9), this Agreement shall automatically terminate with respect to such Property and the Purchase Price shall be reduced by the Allocated Purchase Price of such Property.”

10.           Condemnation.  (a)  Notwithstanding anything to the contrary in Section 6.3 of the Agreement, the parties acknowledge that a deposit in the amount of $77,400 is being held in an interest-bearing account by the Registry of the Court with respect to the Aurora, Colorado, Property occupied by CEVA, pursuant to that certain Order Granting Immediate Possession entered on April 15, 2010 by the District Court, Adams County, Colorado in Case No. 2010CV170, entitled Public Services Company of Colorado v. iStar CTL Eagle, LLC, et a (the “CEVA Condemnation Action”).  If an award in the CEVA Condemnation Action is paid to Seller prior to Closing, then Seller shall pay such award, after deducting all of Seller’s out-of-pocket costs, including, without limitation, all attorneys’ fees, incurred in connection with CEVA Condemnation Action, but subject to the provisions of the Lease with CEVA (collectively, the “Condemnation Costs”), to Purchaser at Closing, subject to the terms of the Lease with CEVA with respect to any rights of CEVA to such award.  If said award is not paid to Seller prior to Closing, then (i) at Closing, Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s right, title and interest in and to such deposit and any award, subject to the terms of the Lease with CEVA with respect to any rights of CEVA to such award and (ii) promptly following Closing, Seller shall notify Purchaser of Seller’s Condemnation Costs.  Within five (5) calendar days of Purchaser’s receipt of such award,  Purchaser shall notify Seller of Purchaser’s receipt of such award and reimburse Seller for Seller’s Condemnation Costs; provided, however, if Seller has not previously notified Purchaser of Seller’s Condemnation Costs, then Purchaser shall have ten (10) calendar days from the date on which Purchaser receives notification from Seller of Seller’s Condemnation Costs to reimburse Seller for Seller’s Condemnation Costs.  Purchaser shall have no obligation to reimburse Seller for either any amount greater than Seller would have been entitled to pursuant to the terms of the Lease with CEVA or any amount greater than the award received by Purchaser.  The two immediately preceding sentences shall survive the Closing.

(b)           the last sentence of Section 6.3 of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything contained herein to the contrary, if a Condemnation shall occur to any Property and, as a result of such Condemnation, the lender providing the Fixed Rate Loan or the Floating Rate Loan will not close the Fixed Rate Loan or the Floating Rate Loan, as applicable, with respect to such Property, then, subject to the limitations of Section 7.2.1(4) and 7.2.2(9), this Agreement shall automatically terminate with respect to such Property and the Purchase Price shall be reduced by the Allocated Purchase Price of such Property.”

11.           SNDAs.  The first sentence of Section 6.4.3 of the Agreement is hereby amended and restated in its entirety as follows:

“If requested by the Fixed Rate Lender and/or the Floating Rate Lender, or if required pursuant to the terms of the applicable Lease, Seller shall promptly after such request send to such tenants of the Improvements designated by such lenders a request for a subordination, non-disturbance and attornment agreement in a form approved by such lenders or required by such Lease (such subordination, non-disturbance and attornment agreements are referred to herein individually as, an “SNDA” and collectively as, the “SNDAs”).”

12.           DirecTV/Traffic Signal.  Pursuant to that certain (i) Traffic Signal Escrow Agreement dated April 14, 2000 and recorded on June 8, 2000 at Reception No. B0068913, and (ii) Escrow Contract and Security Agreement dated May 23, 2000 and recorded June 8, 2000 at Reception No. B0068915, each in Arapahoe County, Colorado, a predecessor-in-interest to Seller deposited a sum estimated to be $150,000 (the “DirecTV Deposit”) with U.S. Bank National Association to cover such predecessor owner’s estimated share of the cost of installation of a traffic signal at the intersection of Inverness Drive West and Inverness Terrace West near the Englewood, Colorado, Property occupied by DirecTV. To Seller’s knowledge, the DirecTV Deposit is currently held by U.S. Bank National Association. At Closing, Seller shall quitclaim to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s right, title and interest, if any, in and to the DirecTV Deposit.

13.           Conditions to Seller’s Obligations to Close.  Section 7.2.1(4) of the Agreement is hereby amended and restated in its entirety as follows:

“(4)     Property.  It shall be a condition to Seller’s obligation to close hereunder that this Agreement and the Harborside Purchase and Sale Agreement (as applicable) shall not have been terminated with respect to more than two (2) Properties (including Harborside) (it being understood that a termination of this Agreement with respect to one or more of the separate sites constituting the Goodyear Properties or one or more separate sites constituting the CEVA Properties shall be deemed in both cases to be a termination of this Agreement with respect to only one Property notwithstanding the Goodyear Lease and the CEVA Lease cover multiple Properties); provided, however, that a termination of this Agreement with respect to a Property by reason of the exercise of a right to purchase such Property by a ROFO Tenant shall be disregarded for purposes of the application of the provisions of this Section 7.2.1(4).  For clarification, the parties agree that while both this Agreement and the Harborside Purchase and Sale Agreement must both proceed towards Closing at the same time, or both terminate at the end of the Inspection Period together, it is possible for a closing condition under the Harborside Purchase and Sale Agreement not to be satisfied (for example, the bankruptcy of Schwab) which would allow Purchaser not to close and to terminate with respect Harborside but proceed to closing under this Agreement.”

14.           Conditions to Purchaser’s Obligations to Close.

(a)         Section 7.2.2(6) of the Agreement is hereby amended and restated in its entirety as follows:

“(6)     Closing of Fixed Rate Loan, Floating Rate Loan and Mezzanine Loan.  (A) The closing of the Mezzanine Loan simultaneously with (1) the Closing and (2) the closing of the Fixed Rate Loan and the Floating Rate Loan and (B) the closing of the Fixed Rate Loan and the Floating Rate Loan on the Closing Date (unless the Fixed Rate Loan or the Floating Rate Loan fails to close as a result of (x) Purchaser’s uncured default under the Fixed Rate Term Sheet or the Floating Rate Term Sheet, as the case may be, (y) the failure of one or more conditions to close which are within Purchaser’s reasonable control to satisfy, or (z) Purchaser’s failure to accept documentation for the Fixed Rate Loan or the Floating Rate Loan that is commercially reasonable for such transactions), shall be conditions to Purchaser’s obligation to close hereunder;”

(b)           Section 7.2.2(8) of the Agreement is hereby amended by adding the following after the word “Policies” in the second line:

“(in the forms of the Pro Forma Policies as updated by the Title Company as a result of (i) any actions taken by Seller which are expressly permitted by the terms of this Agreement or (ii) any acts or failure to act taken by Purchaser). Notwithstanding the foregoing, Purchaser and Seller agree that in no event shall the Title Company’s failure to deliver the Title Policies in the forms of the Pro Forma Policies be a failure of a condition to Purchaser’s obligation to Close if such failure to issue the Title Policies in the forms of the Pro Forma Policies results from the Title Company not receiving such documents and instruments, which are (i) required by the Title Company to issue the Title Policies in the forms of the Pro Forma Policies and (ii) not required to be obtained and delivered by Seller to Purchaser, the Title Company or otherwise pursuant to the terms of this Agreement.”

(c)           Section 7.2.2(9) of the Agreement is hereby amended and restated in its entirety as follows:

“(9)     Property.  It shall be a condition to Purchaser’s obligation to close hereunder that this Agreement or the Harborside Purchase and Sale Agreement (as applicable) shall not have been terminated with respect to more than two (2) Properties (including Harborside) (it being understood that a termination of this Agreement with respect to one or more of the separate sites constituting the Goodyear Properties or one or more separate sites constituting the CEVA Properties shall be deemed in both cases to be a termination of this Agreement with respect to only one Property notwithstanding the Goodyear Lease and the CEVA Lease cover multiple Properties); provided, however, that a termination of this Agreement with respect to a Property by reason of the exercise of a right to purchase such

Property by a ROFO Tenant shall be disregarded for purposes of the application of the provisions of this Section 7.2.1(9).  For clarification, the parties agree that while both this Agreement and the Harborside Purchase and Sale Agreement must both proceed towards Closing at the same time, or both terminate at the end of the Inspection Period together, it is possible for a closing condition under the Harborside Purchase and Sale Agreement not to be satisfied (for example, the bankruptcy of Schwab) which would allow Purchaser not to close and to terminate with respect Harborside but proceed to Closing under this Agreement; and”

15.           Tax Appeals. The following Section 8.10 is hereby added to the end of Article 8 of the Agreement:

“8.10           Tax Appeals.  Subject to the rights of tenants under Leases, following the Closing, (i) Purchaser shall have the right to pursue all tax appeals in progress as of the Closing Date which relate to the year of Closing and all subsequent years and (ii) Seller shall have the right to pursue all tax appeals in progress as of the Closing Date which relate to all years prior to the year of Closing (the “Pre-Closing Tax Appeals”) and any proceeds of the Pre-Closing Tax Appeals shall be the property of Seller unless such proceeds are required to be paid to the tenant under the applicable Lease, in which case, Seller shall promptly upon receipt of such proceeds remit to Purchaser such proceeds less Seller’s out-of-pocket costs, including, without limitation, reasonable attorney’s fees, incurred in connection with such Pre-Closing Tax Appeal, but in no event less than the amounts owed to the tenant under the applicable Lease.  Notwithstanding the foregoing, in no event shall Seller settle any Pre-Closing Tax Appeal without the prior consent of Purchaser, not to be unreasonably withheld, conditioned or delayed, unless Seller is required to settle such Pre-Closing Tax Appeal pursuant to the terms of the applicable Lease.  If Seller elects not to pursue any Pre-Closing Tax Appeal, Seller shall so notify Purchaser within a reasonable period after the Closing, and Purchaser, at its option, may elect to pursue such Pre-Closing Tax Appeal, unless Purchaser is required to pursue such Pre-Closing Tax Appeal pursuant to the terms of the applicable Leases, in which case Purchaser shall pursue such Pre-Closing Tax Appeal.  With respect to (i) any Pre-Closing Tax Appeal which Seller elects not to pursue and which Purchaser elects or is obligated to pursue, and (ii) any tax appeal in progress as of the Closing Date with respect to the year of Closing, Seller shall cooperate with Purchaser, including, without limitation, substituting counsel, making Seller’s experts available to Purchaser and providing Purchaser with copies of such appeals and any relevant documentation.  The provisions of this Section 8.10 shall survive the Closing.”

16.           Purchaser’s Representations.

(a)           Purchaser hereby confirms to Seller that Purchaser has obtained the approval and authorization of its board of directors contemplated by Section 9.2.1 of the Agreement.

(b)           Section 9.2.7 of the Agreement is hereby amended and restated in its entirety as follows:

“9.2.7          Availability of Funds. Subject to obtaining the financing contemplated by the Fixed Rate Term Sheet, the Floating Rate Term Sheet and the Mezzanine Loan as provided in Section 4.3.2, Purchaser currently has available and will at the Closing have available sufficient funds to pay the Purchase Price and to pay any and all other amounts payable by Purchaser pursuant to this Agreement and to effect the transactions contemplated hereby.”

17.           Purchaser’s Remedies. Section 10.2 of the Agreement is hereby amended as follows:  the clause “$1,700,000.00” appearing in the fifteenth line thereof is hereby amended by adding the following at the end thereof: “plus such all-in rate lock costs (including, without limitation, swap and credit spreads) as Purchaser may have incurred in connection with the loan contemplated by the Fixed Rate Loan Term Sheet”.

18.           Entirety and Amendments. Section 12.6 of the Agreement is hereby amended and restated in its entirety as follows:

“12.6           Entirety and Amendments. The exclusivity obligations and covenants set forth in that certain letter of intent dated April 2, 2010 between iStar Financial Inc., on behalf of Seller, and Purchaser are hereby incorporated herein and made a part of this Agreement. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Schedules and Exhibits hereto are incorporated herein by this reference for all purposes. All information disclosed on any one Schedule and not disclosed on the other Schedules shall, to the extent applicable, be deemed to be disclosed on such other Schedules.”

19.           Schedules.  Schedules 4.3.2 and 9.1.5 of the Agreement are hereby amended and restated in their entirety as set forth on Schedules 4.3.2 and 9.1.5 attached hereto, respectively.

20.           Counterparts; Facsimile.  This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.  For purposes of this Amendment, any signature transmitted by facsimile or e-mail (in pdf format) shall be considered to have the same legal and binding effect as any original signature.

21.           Ratification.  The Agreement, as amended hereby, remains in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Amendment as of the date set forth above.

PURCHASER:

TRT ACQUISITIONS LLC, a Delaware limited liability company

By:	DCTRT Real Estate Holdco LLC, Its Sole Member

	By:	Dividend Capital Total Realty Operating Partnership LP, Its Sole Member

		By:	Dividend Capital Total Realty Trust Inc., Its General Partner

			By:	/s/ Greg Moran
			Name:	Greg Moran
			Title:	SVP

SELLER:

iSTAR CTL SOUTH HAVANA — ENGLEWOOD LLC, a Delaware limited liability company

iSTAR CTL WATERVIEW — DALLAS LLC, a Delaware limited liability company

iSTAR CTL SHADELANDS — WALNUT CREEK LLC, a Delaware limited liability company

iSTAR CTL NORTH GLENVILLE — RICHARDSON LLC, a Delaware limited liability company

iSTAR CTL SHEILA — COMMERCE LLC, a Delaware limited liability company

iSTAR CTL COLUMBIA — RICHFIELD LLC, a Delaware limited liability company

iSTAR CTL COTTONWOOD — MILPITAS LLC, a Delaware limited liability company

iSTAR CTL NORTH FAIRWAY DRIVE — VERNON HILLS LLC, a Delaware limited liability company

iSTAR CTL DOOLITTLE — REDONDO BEACH LLC, a Delaware limited liability company

iSTAR CTL CROWN COLONY — QUINCY LLC, a Delaware limited liability company

iSTAR CTL RUE FERRARI — SAN JOSE LLC, a Delaware limited liability company

iSTAR CTL CORPORATE CENTER DRIVE — NEWBURY PARK LLC, a Delaware limited liability company

iSTAR CTL COLUMBIA — CAMPBELLSVILLE LLC, a Delaware limited liability company

iSTAR CTL SUNSET HILLS — RESTON LLC, a Delaware limited liability company

iSTAR CTL EAGLE LLC, a Delaware limited liability company

iSTAR CTL SYLVAN WAY — PARSIPPANY LLC, a Delaware limited liability company

iSTAR CTL INVERNESS — ENGLEWOOD LLC, a Delaware limited liability company

iSTAR CTL CORPORATE DRIVE — DIXON LLC, a Delaware limited liability company

iSTAR CTL RIVEREDGE SUMMIT — ATLANTA LLC, a Delaware limited liability company

iSTAR CTL CONNECTION — IRVING LLC, a Delaware limited liability company

iSTAR CTL CHARLESTON — MOUNTAIN VIEW LLC, a Delaware limited liability company

iSTAR CTL DUBLIN LLC, a Delaware limited liability company

iSTAR GT, L.P., a Delaware limited partnership

iSTAR NG LP, a Delaware limited partnership

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iSTAR CTL MAPLE — EL SEGUNDO LLC, a Delaware limited liability company

iSTAR CTL SW 80 — PLANTATION LLC, a Delaware limited liability company

By:	/s/ Samantha K. Garbus
Name:	Samantha K. Garbus
Title:	Senior Vice President

AGREED TO:

iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ Samantha K. Garbus
Name:	Samantha K. Garbus
Title:	Senior Vice President

AGREED TO WITH RESPECT TO iSTAR’S PUT RIGHTS WITH RESPECT TO THE FIXED RATE PROPERTIES MEZZANINE LOAN AND THE FLOATING RATE PROPERTIES MEZZANINE LOAN AS SET FORTH IN SCHEDULE 4.3.2:

DIVIDEND CAPITAL TOTAL REALTY TRUST

By:	/s/ Greg Moran
Name:	Greg Moran
Title:	SVP

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